EXHIBIT 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), is made and entered into as of September 27, 2019, by and among HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation (“HFC”), HAVERTYS CREDIT SERVICES, INC., a Tennessee corporation  (“HCS” and, together with HFC, each, a “Borrower” and, collectively, the “Borrowers”), the financial institutions party hereto as lenders (the “Lend-ers”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and as issuing bank (the “Issuing Bank”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors, the Lenders and the Administrative Agent are parties to a certain Amended and Restated Credit Agreement, dated as of September 1, 2011 (as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of March 31, 2016, and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrowers;
WHEREAS, the Borrowers have requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrowers, the Lenders and the Administrative Agent agree as follows:
1.	Amendments.
a. Section 1.1 of the Credit Agreement is amended by deleting the definitions of  “Exception Conditions”, “Fixed Charge Coverage Ratio”, and “Maturity Date” in their entirety and inserting the following definitions in lieu thereof:
“Exception Conditions” shall mean, with respect to any event, that before and after giving pro forma effect to such event (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) either (a)(x) Availability (calculated based on a Borrowing Base Certificate received by Administrative Agent not more than thirty (30) days prior to the applicable event) would equal or exceed twelve and one-half percent (12.5%) of the Aggregate Revolving Loan Commitments and (y) the Fixed Charge Coverage Ratio for the twelve (12) month period most recently ended for which the Administrative Agent has received financial statements pursuant to Section 7.1 would not be less than 1.00:1.00, or (b) Availability (calculated based on a Borrowing Base Certificate received by Administrative Agent not more than thirty (30) days prior to the applicable event) would equal or exceed seventeen and one-half percent (17.5%) of the Aggregate Revolving Loan Commitments, and (iii) if requested by the Administrative Agent, the Administrative Borrower shall have delivered to the Administrative Agent its updated projected Availability and cash flow reports, prepared in good faith based on reasonable assumptions consistent with past practice, demonstrating that Availability over the immediately following twelve consecutive months will equal or exceed the greater of (A) $12,500,000 and (B) twenty percent (20%) of the Aggregate Revolving Loan Commitments.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Borrowers and their Subsidiaries on a consolidated basis for any period, calculated on a Pro Forma Basis during such period, the ratio of (a) the greater of (i) (x) EBITDAR for such period minus (y) the sum of (A) Unfinanced Cash Capital Expenditures made during such period and (B) (1) income tax expense paid or payable in cash during such period, net of income tax refunds received or receivable in cash during such period, not to be less than zero, plus (2) the amount, if any, by which income tax refunds received or receivable in cash during such period exceeds the income tax expense paid or payable in cash during such period or (ii) zero, to (b) the sum of (i) scheduled payments of principal made with respect to Funded Debt during such period, (ii) Interest Expense paid or payable in cash during such period, (iii) Restricted Payments paid in cash during such period and (iv) Lease Expense paid or payable in cash during such period; provided that, solely for the purposes of measuring compliance with Section 8.8 (and not for any other purpose including measuring compliance with the Exception Conditions), Restricted Payments shall exclude share repurchases and dividends not paid on a regular periodic basis.
“Maturity Date” shall mean September 27, 2024, or such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).
b. Section 1.1 of the Credit Agreement is amended by adding the following definitions in appropriate alphabetical order:
“Second Amendment” shall mean that certain Second Amendment to the Credit Agreement, dated as of the Second Amendment Date, among the Borrowers, the Lenders, and Administrative Agent.
“Second Amendment Date” shall mean September 27, 2019.
c. Section 1.1 of the Credit Agreement is amended by deleting the definition of  “Non-Funding Lender” in its entirety.
d. Section 2.4(b) of the Credit Agreement is amended by replacing all references to the term “Non-Funding Lender” with the term “Defaulting Lender”.
e. Section 6.7 of the Credit Agreement is amended by replacing such Section in its entirety with the following:
“Section 6.7  Visits and Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, permit representatives of the Administrative Agent to (a) visit and inspect the properties of the Credit Parties and their Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of the Credit Parties’ and their Subsidiaries’ books and records, (c) conduct appraisals, field examinations and audits of Inventory and Accounts of the Credit Parties and their Subsidiaries and (d) discuss with the Credit Parties’ and their Subsidiaries’ respective principal officers the Credit Parties’ or such Subsidiaries’ businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Credit Parties or such Subsidiaries; provided that (i) if Aggregate Revolving Credit Obligations are less than or equal to 10.0% of the Aggregate Revolving Loan Commitments and no Event of Default has occurred and is continuing, the Administrative Agent shall not be entitled to conduct a field audit or appraisal, (ii) if Aggregate Revolving Credit Obligations exceeds 10.0% but is less than or equal to 25.0% of the Aggregate Revolving Loan Commitments for five (5) consecutive Business Days and no Event of Default has occurred and is continuing, the Administrative Agent shall be permitted to conduct one field audit and one appraisal during the trailing twelve month period until the later of (x) ninety (90) days after such five (5) Business Day period and (y) the date that the Aggregate Revolving Credit Obligations are less than or equal to 10% of the Aggregate Revolving Loan Commitments for thirty (30) consecutive Business Days, (iii) if the Aggregate Revolving Credit Obligations exceeds 25.0% of the Aggregate Revolving Loan Commitments for five (5) consecutive Business Days and no Event of Default has occurred and is continuing, the Administrative Agent shall be permitted to conduct up to two (2) field audits and two (2) appraisals during the trailing twelve month period until the later of (x) ninety (90) days after such five (5) Business Day period and (y) the date that the Aggregate Revolving Credit Obligations are less than or equal to 25% of the Aggregate Revolving Loan Commitments for thirty (30) consecutive Business Days, and (iv) during the continuance of an Event of Default, the Administrative Agent shall be permitted to conduct as many field audits and appraisals that the Administrative Agent requests in its Permitted Discretion; provided, further, that the Borrowers shall not be obligated to pay more than $25,000 per field audit or more than $30,000 per appraisal.  Any other member of the Lender Group may, at its expense, accompany the Administrative Agent on any regularly scheduled visit (or, at any time that a Default exists, any visit regardless of whether it is regularly scheduled) to the Credit Parties’ and their Subsidiaries’ properties.”

f.  Section 6.15 of the Credit Agreement is amended by replacing subsection (b) thereof in its entirety with the following:
“(b)  Other than the Excluded Accounts, each Credit Party shall maintain, in its name, at a Cash Management Bank, one or more Deposit Accounts, Concentration Accounts and Disbursement Accounts that are subject to a Control Account Agreement in form and substance reasonably satisfactory to the Administrative Agent (individually, a “Blocked Account” and collectively, the “Blocked Accounts”).  Each such Control Account Agreement shall provide, among other things, that the relevant Cash Management Bank agrees, from and after the receipt of a notice (an “Activation Notice”) from the Administrative Agent (which Activation Notice may be given by the Administrative Agent at any time at which (i) an Event of Default has occurred and is continuing or (ii) Availability for five (5) consecutive Business Days is less than the greater of (A) $5,000,000 and (B) ten percent (10.0%) of the Aggregate Revolving Loan Commitments (the foregoing being referred to herein as an “Activation Event”)), to forward immediately all amounts in each Blocked Account, as the case may be to the Administrative Agent per its instructions and to commence the process of daily sweeps from such account to the Administrative Agent.  If at any time after an Activation Notice has been given, Availability for sixty (60) consecutive days equals or exceeds the greater of (A) $5,000,000 and (B) ten percent (10.0%) of the Aggregate Revolving Loan Commitments, then the Administrative Agent shall, promptly upon request of the Administrative Borrower, notify the Cash Management Bank that the daily sweeps from such account shall cease until further notice from the Administrative Agent that a subsequent Activation Event has occurred.”

g.  Section 7.1 of the Credit Agreement is amended by replacing all references to “$9,000,000” in such Section with “$15,000,000”.
h.  Section 7.5 of the Credit Agreement is amended by replacing subsection (a) thereof in its entirety with the following:
“(a)  Administrative Borrower shall deliver to the Administrative Agent (i) a Borrowing Base Certificate as of the last day of the prior fiscal quarter, month or week, as the case may be, which shall be in such form as shall be satisfactory to the Administrative Agent, (ii) an Inventory status report, (iii) a Credit Card Receivables status report or statement as of such date, setting forth the balance of the Credit Card Receivables aged not more than five days from date of sale and (iv) an aging of Qualified Receivables as of such date, in each case with the supporting documentation and schedules in reasonable detail to confirm such calculations.  The foregoing certificates and reports shall be delivered by the Administrative Borrower to the Administrative Agent quarterly within thirty (30) days after the end of each fiscal quarter, provided that if Availability is less than or equal to the greater of (x) fifty percent (50.0%) of the Aggregate Revolving Loan Commitments and (y) $30,000,000 (the “Quarterly Reporting Threshold”), then the foregoing certificates and reports shall be delivered by the Administrative Borrower to the Administrative Agent monthly within fifteen (15) days after the end of each fiscal month, provided further, that if Availability is less than or equal to the greater of (x) fifteen percent (15.0%) of the Aggregate Revolving Loan Commitments and (y) $9,000,000 (the “Monthly Reporting Threshold”), then the foregoing certificates and reports shall be delivered by the Administrative Borrower to the Administrative Agent weekly within three (3) Business Days after the end of each fiscal week; in each case, (A) until such time as Availability has exceeded the Monthly Reporting Threshold for sixty (60) consecutive days (at which time the foregoing certificates and reports shall thereafter be delivered by the Administrative Borrower to the Administrative Agent monthly within fifteen (15) days after the end of each fiscal month), or (B) until such time as Availability has exceeded the Quarterly Reporting Threshold for sixty (60) consecutive days (at which time the foregoing certificates and reports shall thereafter be delivered by the Administrative Borrower to the Administrative Agent quarterly within thirty (30) days after the end of each fiscal quarter).”
i.  Section 8.8 of the Credit Agreement is amended by replacing such Section in its entirety with the following:
“Section 8.8  Fixed Charge Coverage Ratio.  Solely to the extent that Availability is less than the greater of (a) $5,000,000 or (b) ten percent (10.0%) of the Aggregate Revolving Loan Commitments, the Credit Parties and their Subsidiaries shall maintain, on a consolidated basis, a Fixed Charge Coverage Ratio, as of the end of the fiscal month most recently ended for which the Administrative Agent has received financial statements, for the period of the immediately preceding twelve (12) months, of not less than 1.00:1.00.”

j.  All references to “First Amendment Date” contained in the following Sections of the Credit Agreement are hereby amended by replacing such references with “Second Amendment Date”: Section 5.1(c) (Partnerships; Joint Ventures; Subsidiaries), Section 5.1(d) (Capital Stock and Related Matters), Section 5.1(j) (Taxes), Section 5.1(n) (Liabilities; Litigation), Section 5.1(u) (Solvency), Section 5.1(aa) (Name of Credit Party), Section 5.1(dd) (OFAC), Section 6.15 (Cash Management System), Section 6.23 (Intellectual Property Pledge), Section 7.6(g) (Notice of Litigation and Other Matters), Section 8.1(d) (Purchase Money/Capital Leases), Section 8.1(f) (Permitted Real Estate Financing), Section 8.7(b) (Disposition of Assets) and Section 8.10 (Sales and Leasebacks).
k. Schedule 5.1(c)-1 (Subsidiaries), Schedule 5.1(c)-2 (Partnerships/Joint Ventures), Schedule 5.1(d) (Outstanding Capital Stock Ownership), Schedule 5.1(j) (Taxes), Schedule 5.1(n) (Liabilities; Litigation), and Schedule 6.15 (Bank and Investment Accounts) are each amended by replacing such schedule in its entirety with the corresponding schedule attached hereto as part of Exhibit A attached to this Amendment.
2.  Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrowers shall have no rights under this Amendment, until the Administrative Agent shall have received (i) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent), (ii) executed counterparts to this Amendment from the Borrowers, each of the Guarantors and the Lenders, and (iii) a certificate signed by an Authorized Signatory of each Credit Party, including a certificate of incumbency with respect to each Authorized Signatory of such Credit Party, together with appropriate attachments which shall include, without limitation, the following: (A) a copy of the certificate of incorporation of such Credit Party certified to be true, complete and correct by the Secretary of State of the State of such Credit Party’s incorporation or certification that such certificate of incorporation delivered in connection with the First Amendment has not been modified or amended in any manner, (B) a true, complete and correct copy of the by-laws of such Credit Party or certification that such by-laws delivered in connection with the First Amendment has not been modified or amended in any manner, and (C) a true, complete and correct copy of the resolutions of such Credit Party authorizing the execution, delivery and performance by such Credit Party of this Amendment, the other Loan Documents and the transactions contemplated herein.
3.  Representations and Warranties.  To induce the Lenders and the Administrative Agent to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders and the Administrative Agent:
(a)  Each of the Borrowers and each of its Subsidiaries (i) is duly orga-nized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) -has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect;
(b)     The execution, delivery and performance by each Credit Party of this Amendment, the Credit Agreement, as amended hereby, and the other  Loan Documents to which it is a party are within such Credit Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member action;
(c)  The execution, delivery and performance by the Borrowers of this Amendment, and by each Credit Party of the other Loan Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to either of the Borrowers or any of such Borrower’s Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will give rise to a right thereunder to require any payment to be made by either of the Borrowers or any of such Borrower’s Subsidiaries;

(d)  This Amendment has been duly executed and delivered for the benefit of or on behalf of each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and
(e) After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.
4.  Effect of Amendment.  Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers to the Lenders and the Administrative Agent.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.
5.  Governing Law.   This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Georgia and all applicable federal laws of the United States of America.
6.  No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.
7.  Costs and Expenses.  The Borrowers agree to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.
8. Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
9.  Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.
10.  Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotia-tions or agreements, whether written or oral, with respect thereto.
11.  Reaffirmations and Acknowledgments.

(a)  Reaffirmation.  Each Borrower ratifies and confirms the terms of the Credit Agreement as amended hereby and all promissory notes issued thereunder.  Each Borrower acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrowers to the Lenders or any other obligation of the Borrowers, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrowers, the Credit Agreement (i) is and shall continue to be a primary obligation of the Borrowers, and (ii) is and shall continue to be in full force and effect in accordance with its terms.

(b)  Acknowledgment of Perfection of Security Interest. Each Borrower hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrowers, by their respective authorized officers as of the day and year first above written.

BORROWERS:

HAVERTY FURNITURE COMPANIES, INC.

By: /s/ Richard Hare
 Name:  Richard Hare
Title:  Executive Vice President and
           Chief Financial Officer

HAVERTYS CREDIT SERVICES, INC.

By: /s/ Richard Hare
Name:  Richard Hare
 Title:  President

SUNTRUST BANK, as Administrative Agent, as Issuing Bank and as Lender

By: /s/ Stephen D. Metts
Name: Stephen D. Metts
Title:  Director